MANAGEMENT AGREEMENT

This Management Agreement ("Agreement"), effective as of January [illegible] ("Effective Date") is entered into by and between between BlockSafe Technologies, Inc., a Wyoming corporation (herein referred to as the "Company") and StrikeForce Technologies, Inc., a Wyoming corporation (herein referred to as the "Manager") (collectively, "Parties").

RECITALS

WHEREAS, the Company was formed to open and operate secure private block chains (government, enterprises and industry consortia) and securing crypto wallets of end users for the corporate, financial, healthcare, legal, government, technology, insurance, e-commerce and consumer sectors through the application of intellectual property provided pursuant to certain license agreements with the Manager (the "Business"); and

WHEREAS, the Manager provides management and expertise in operating the Business of the Company;

WHEREAS, Company desires to engage the services of Manager;

NOW THEREFORE, in consideration of the promises and the mutual covenants and agreements hereinafter set forth, the parties hereto covenant and agree as follows:

1. Retention and Term. Company hereby agrees to retain the Manager to provide Services (as described below) in return for consideration (as described herein) from the Company. This Agreement shall commence on the date first written above and remain in full force and effect for an initial period of five (5) years (the "Initial Term") unless terminated earlier pursuant to the terms and conditions herein. At the end of the Initial Term, this Agreement will automatically renew in one year increments (each, a "Renewal Term"), unless and until this Agreement is terminated in accordance with the terms and conditions herein.

2. Services to be Provided by Manager. The Manager agrees that it will provide services through its officers, employees, consultants, and affiliates, during the Term specified in Section 1 above to operate the Business and as specified in Attachment A incorporated herein (the "Services"). The Manager shall provide the Company with a monthly report of activities performed by the Manager.

3. Allocation of Time and Energies. The Manager hereby promises to perform and discharge faithfully the responsibilities which may be assigned to the Manager from time to time by the officers and duly authorized representatives of the Company in connection with the Services, so long as such activities are in compliance with applicable corporate and securities laws and regulations. Manager and staff shall diligently and thoroughly provide the Services required hereunder. Although no specific hours-per-day requirement will be required, Manager and the Company agree that Manager will perform the duties set forth herein above in a diligent and professional manner. The parties acknowledge and agree that a disproportionately large amount of the effort to be expended and the costs to be incurred by the Manager and the benefits to be received by the Company are expected to

occur within or shortly after the first months of the effectiveness of this Agreement. It is also understood that the Company is entering into this Agreement with Manager, a corporation and not any individual member or employee thereof, and, as such, Manager will not be deemed to have breached this Agreement if any member, officer or director of the Manager leaves the firm or dies or becomes physically unable to perform any meaningful activities during the term of the Agreement, provided the Manager otherwise performs its obligations under this Agreement. The Company agrees and acknowledges, and the Manager affirms, that all control and corporate authority over the Company will reside with the Board of Managers of the Company.

4. Remuneration.

4.1 For undertaking this engagement, and for other good and valuable consideration, the Company agrees to pay to the Manager a fee of One Hundred and Fifty Dollars ($150.00) per hour, billable at the end of each month. Such payment will be calculated monthly and payable on or before the 15th day of the following month.

4.2 The Company understands and agrees that Manager has foregone significant opportunities to accept this engagement and that the Company derives substantial benefit from the execution of this Agreement.

5. Assignability of Services. Manager's Services under this contract are offered to Company and may be assigned by Manager to any entity with which Manager merges or which acquires the Manager or substantially all of its assets wherein the Manager becomes a minority constituent of the combined Manager. In the event of such merger or acquisition, all compensation to Manager herein under the schedules set forth herein shall remain due and payable, and any compensation received by the Manager may be retained in the entirety by Manager, all without any reduction or pro-rating and shall be considered and remain fully paid and non-assessable. Notwithstanding the assignability of Manager's services, Company shall assure that in the event of any merger, acquisition, or similar change of form of entity, that its successor entity shall agree to complete all obligations to Manager, including the provision and transfer of all compensation herein, and the preservation of the value thereof consistent with the rights granted to Manager by Company herein. Manager shall not assign its rights or delegate its duties hereunder without the prior written notification to the Company.

6. Expenses. Manager agrees to pay all expenses required to provide the Services.

7. Indemnification. The Company warrants and represents that all oral communications, written documents or materials furnished to Manager with respect to financial affairs, operations, profitability and strategic planning of the Company are accurate in all material respects and Manager may rely upon the accuracy thereof without independent investigation. The Company will protect, indemnify and hold harmless Manager against any claims or litigation including any damages, liability, cost and reasonable attorney's fees as incurred with respect thereto resulting from Manager's communication or dissemination of any said information, documents or materials excluding any such claims or litigation resulting from Manager's communication or dissemination of information not provided or authorized by the Company.

Manager shall indemnify and hold the Company and its affiliates' directors, officers, employees, and agents harmless from and against any and all claims that result from a breach by Manager of this Agreement including, but not limited to, any representations, warranties, or covenants of Manager provided herein or any damages caused to any property of the Company or his affiliates, or injury to persons or liability to Company arising from the provision of the Services caused by the willful misconduct or gross negligence of Manager. The Company shall give Manager prompt written notice of the assertion of any such claim. Manager shall assume the defense of such claim at his own expense, with counsel of his own choosing (subject to the Company's reasonable approval), and shall have complete control over the claim, provided that Manager shall not settle the claim without the Company's prior written approval, which approval shall not be unreasonably withheld. The Company shall be entitled to participate in any such defense at its own expense with counsel of its own choosing.

8. Intellectual Property. This Agreement does not give either party any ownership rights or interest in the other party's trade name, trademarks, copyrights, patents, trade secrets, know-how, proprietary data, confidential information, or other intellectual property. Each party agrees to comply with the instructions of the other regarding the use of the other party's intellectual property in the promotion of the other party's product, including properly marking promotional material with the other party's trademarks and copyrights and properly marking samples of products on which the other party holds one or more patents, whether issued or pending.

9. Company Representation. Company acknowledges that, to the best of its knowledge, that it has not violated any rule or provision of any regulatory agency having jurisdiction over the Company. Company acknowledges that, to the best of its knowledge, Company is not the subject of any investigation, claim, decree or judgment involving any violation of the State and Federal laws.

10. Confidentiality.

(a) "Confidential Information" means all information that has been developed by one of the parties (Owner), which the party considers valuable, proprietary, and confidential and which is disclosed to the other party or any of its employees or agents (Recipient). Confidential Information includes all materials, notes, analyses, compilations, studies, or other physical or electronic documents, whether prepared by the Owner or by others, to the extent that such documents contain, reflect, or are otherwise based in whole or in part on Confidential Information. Confidential Information does not include any information, or any portion of any document based thereon, that: (a) was known to the Recipient at the time of its disclosure by the Owner; (b) was or becomes generally available to the public other than as a result of a disclosure by the Recipient; or (c) was or becomes accessible to the Recipient on a non-confidential basis from a source other than the Owner, provided that such source is not, to the Recipient's knowledge, subject to a confidentiality obligation with respect to such information.

(b) Limitations On Disclosure. The Recipient must follow commercially reasonable procedures to maintain the confidentiality of the Owner's Confidential Information and may not disclose, reproduce, or otherwise discuss or make available all or any part of the Confidential Information in any form to any person or entity at any time. However, the

Recipient may disclose all or any part of the Confidential Information to its employees and agents on a need-to-know basis relating solely to the performance of this agreement and as required by law, including federal securities law. The Recipient must inform each of its employees and agents to whom the Confidential Information is disclosed of the nature of the information and must require them to treat such information confidentially. At the request of the Owner, the Recipient must obtain confidentiality agreements in a form approved by the Owner from each of its employees and agents to whom the Confidential Information is disclosed. If the Recipient is requested or ordered to disclose all or any part of the Confidential Information in any judicial or administrative proceeding, the Recipient must give the Owner prompt written notice of such request or order so that the Owner may take appropriate lawful preventive action. If the Recipient is nonetheless compelled to disclose all or any part of the Confidential Information, it may do so without liability under this agreement so long as it uses its best efforts to obtain assurances that confidential treatment will be accorded to such information.

(c) Limitations on Use. The Recipient may not use the Confidential Information for any purpose other than the performance of this agreement.

(d) Return or Destruction. Upon the request of the Owner, the Recipient must promptly return all copies of all Confidential Information furnished by the Owner, and must promptly destroy all other Confidential Information, including all copies of notes, analyses, compilations, studies, or other physical or electronic documents prepared by the Recipient. Each party's Confidential Information must be returned or destroyed promptly following the termination of this Agreement.

12. Non-Solicitation of Personnel. Each of the parties agrees not to hire or engage in any attempt to hire employees of the other party during the Term of this Agreement without the express written consent of the other party. Likewise, each of the parties agrees not to engage or attempt to engage the other party's independent contractors during the Term of this Agreement without the express written consent of the other party.

13. Remedies for Breach. Each of the parties agrees that money damages will not be a sufficient remedy for any breach of the sections of this Agreement relating to confidential information and non-solicitation of personnel. Accordingly, a party will be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach, and the parties each further agrees to waive any requirement for the securing or posting of any bond in connection with such remedy.

14. Right to Terminate. This Agreement may be terminated as follows:

(a) Manager has the sole and exclusive right to terminate this agreement with a thirty (30) day notice to the Company;

(e) By either party upon written notice of a breach of this Agreement or subsequent or ancillary agreement arising from this Agreement, provided that such breach is not cured within thirty (30) business days of notification;

15 Legal Representation. Each of Company and Manager represents that they have consulted, or acknowledge that they have the right to consult, with independent legal counsel and/or tax, financial and business advisors, to the extent that they deemed necessary.

16. Attorney's Fee. If any legal action or any arbitration or other proceeding is brought for the enforcement or interpretation of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with or related to this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys' fees and other costs in connection with that action or proceeding, in addition to any other relief to which it or they may be entitled.

17. Waiver. The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by such other party.

18. Notices. All notices, requests, demands and other communications under this Agreement must be in writing and will be deemed duly given, unless otherwise expressly indicated to the contrary in this Agreement: (i) when personally delivered; (ii) upon receipt of a telephone facsimile transmission with a confirmed telephonic transmission answer back; (iii) three (3) days after having been deposited in the mail, certified or registered, return receipt requested, postage prepaid; or (iv) one (1) business day after having been dispatched by a nationally recognized overnight courier service, addressed to a Party or their permitted assigns at the address for such Party first written above. A contact person for each party will coordinate the efforts of that party under this agreement. The initial contact person for each party is as follows:

THE COMPANY

BlockSafe Technologies, Inc.
1090 King Georges Post Rd, Suite 603
Edison, NJ 08837
Attn: Chris Henry

MANAGER

StrikeForce Technologies, Inc.
1090 King Georges Post Road, Suite 603
Edison, NJ 08837
Attn: Mark Kay

A party's contact person may be changed at any time by giving notice of the modification to the other party. The notice must include the name and contact information for the new contact person. The contact person for each party must be available at reasonable times and on reasonable notice to meet with, converse with, or otherwise communicate with the contact person for the other party regarding issues arising under this Agreement.

19. Choice of Law. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of New Jersey. Any suit, action, or proceeding arising out of or relating to

this Agreement shall be commenced and maintained in any court of competent jurisdiction in the State of California and the parties consent to jurisdiction there.

20. Complete Agreement. This Agreement contains the entire agreement of the parties relating to the subject matter hereof. This Agreement and its terms may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

21. Assigns This Agreement shall be binding on, and shall inure to the benefit of, the parties and their respective heirs, legal representatives, successors and assigns.

22. Assignment. The Company may not assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the Manager, which will not be unreasonably withheld.

23. Counterparts This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

In Witness Whereof, the Parties have caused this Agreement to be duly executed and delivered as of the date first written above.

BlockSafe Technologies, Inc.

By: Chris Henry
Name: Chris Henry
Title: Chief Executive Officer

StrikeForce Technologies, Inc.

By: Mark Kay
Name: Mark Kay
Title: Chief Executive Officer

ATTACHMENT A

SERVICES

ProtectID will be changed to Blockchain Defender (agent and cloud service)

- Security for private blockchains
- Acts as a security layer in front of the private blockchain
- Authenticates the user and limits their access to the private blockchain based on policie
- 2 components: Blockchain Defender™ agent and Blockchain Defender ™ cloud service
- Blockchain Defender ™ agent
  - Acts as a blockchain firewall
  - Authenticates users who accesses the blockchain
  - Enforces corporate policies on access
  - Acts as a Load Balancer to manage traffic into the blockchain
  - Protects the blockchain from DDoS attacks
- Blockchain Defender ™ cloud service
  - User management
  - Authentication Server (ProtectID)
  - Policy Server
  - Rules Engine
- Our target market is intended to be government, enterprises and industry consortia

For adding to the Wallet and other mobile needs the following products will be changed as follows (GuardedID to be called Desktop Defender and MobileTrust called Mobile Defender):

- Security for desktop, mobile and online wallets
- Prevents malware from stealing wallet credentials or modifying transaction data
- 2 products : Desktop Defender ™ for PC/Mac and Mobile Defender ™ for iPhone/Android
- Desktop Defender ™, has the following features
  - Keystroke protection
  - Screen capture and Clickjack prevention
  - Clipboard copy prevention
  - Mouse click capture, Audio and Camera capture prevention
  - Anti-Ransomware and Self-healing capability
- Mobile Defender™ has the following features
  - Secure Keyboard to prevent keylogging
  - Secure browser and Encrypted password/data vault
  - Support for 2 factor authentication
  - Screen capture prevention
- Our target market will be end users directly or via partnerships with wallet and exchange companies

The Parties may, at their discretion and in consultation with the other party, revise, modify, or expand the Services provided.